Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiary

Consolidated Balance Sheet at December 31, 2005

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Texas Eastern Products Pipeline Company, LLC:

We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2005. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit of a balance sheet also includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

March 31, 2006

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

(In thousands)

ASSETS
Advance to DFI GP Holdings L.P.	$1
Income and other tax receivables	260
Total assets	$261

LIABILITIES AND MEMBER’S EQUITY
Accounts payable - related parties	$309
Cumulative excess of distributions received over equity in earnings of TEPPCO Partners, L.P.	61,487
Total liabilities	61,796
Commitments and Contingencies
Member’s equity:
Transfer of deficit capital balance at February 23, 2005 of former member	(42,993)
Post transfer activity:
Earnings from TEPPCO Partners, L.P.	37,708
Cash distributions received from TEPPCO Partners, L.P. paid to member	(56,255)
Cash contributions from member	5
Total member’s equity	(61,535)
Total liabilities and member’s equity	$261

See Accompanying Notes to Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

1. Organization

Texas Eastern Products Pipeline Company, LLC (the “Company”) acts as the managing general partner of TEPPCO Partners, L.P. (“TEPPCO”). At December 31, 2005, the sole member of the Company was DFI GP Holdings L.P. (“DFIGP”). DFIGP acquired its membership interest in the Company from Duke Energy Field Services, LLC (“DEFS”) in February 2005 for approximately $1.1 billion in cash. Additionally, DFIGP acquired 2.5 million common units of TEPPCO from Duke Energy Corporation for approximately $104 million in cash. DFIGP is an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan, who is Chairman of EPCO. References to “we,” “us,” “our” or the “Company” within these notes are intended to mean Texas Eastern Products Pipeline Company, LLC.

In connection with the transfer of DEFS’ membership interest to DFIGP effective February 23, 2005, we discharged DEFS’ demand note receivable and declared a distribution of accumulated advances that reduced member’s equity by $186 million resulting in a former member deficit capital account of $43 million. For the period January 1, 2005 to February 24, 2005, DEFS was allocated a loss of $3.3 million by us and received $16.9 million of cash distributions from us.

In March 2005, the Bureau of Competition of the Federal Trade Commission (“FTC”) delivered written notice to EPCO’s legal advisor that it was conducting a non-public investigation to determine whether DFIGP’s acquisition of us may substantially lessen competition. No filings were required under the Hart-Scott-Rodino Act in connection with DFIGP’s purchase of us. EPCO and its affiliates, including us, may receive similar inquiries from other regulatory authorities and we intend to cooperate fully with any such investigations and inquiries. In response to such FTC investigation or any inquiries EPCO and its affiliates may receive from other regulatory authorities, EPCO and its affiliates, including TEPPCO, may be required to divest certain assets.

Our executive officers are employees of EPCO. In June 2005, the other personnel working on behalf of TEPPCO also became employees of EPCO. Dan L. Duncan, through his control of DFIGP, indirectly controls us and appoints our directors.

2. Summary of Significant Accounting Policies

Basis of presentation

The consolidated balance sheet at December 31, 2005 includes the accounts of the Company and its wholly owned subsidiary, TEPPCO Investments, LLC. TEPPCO Investments, LLC is an inactive holding company. Significant intercompany items have been eliminated in consolidation.

Contingencies

Certain conditions may exist as of the date our consolidated balance sheet was issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

See Note 4 for information regarding contingencies related to litigation.

Estimates

Preparing our consolidated balance sheet in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Although we believe these estimates are reasonable, actual results could differ from these estimates.

Impairment Testing for Unconsolidated Affiliates

We evaluate equity method investments (which include excess cost amounts attributable to tangible or intangible assets) for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is an other than temporary decline. Examples of such events or changes in circumstances include continuing operating losses of the investee or long-term negative changes in the investee’s industry. In the event that we determine that the loss in value of an investment is other than a temporary decline, we would record a charge to earnings to adjust the carrying value to fair value. No such write downs were recorded during 2005.

Income taxes

Our limited liability company structure is not subject to federal income taxes. As a result, our earnings or losses for federal income tax purposes are included in the tax returns of our individual members. We are organized as a pass-through entity for federal income tax purposes. As a result, our members are individually responsible for the federal income tax on their allocable share of our taxable income.

Investment in TEPPCO Partners, L.P.

Prior to January 1, 2006, our investment in TEPPCO was accounted for by the equity method. As discussed in Note 3, we had a deficit balance in our investment account, which is reflected as a “Cumulative excess of distributions received over equity in earnings of TEPPCO Partners, L.P.”

Beginning January 1, 2006, we will begin consolidating the financial statements of TEPPCO with those of our own in accordance with the provisions of Emerging Issues Task Force (“EITF”) 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”   In this recently issued accounting guidance, the EITF reached a consensus that a general partner (or, if warranted, a single general partner in a group of general partners) is presumed to control the limited partnership to which it relates, unless the presumption can be overcome. The presumption of control is overcome if the limited partners have either (i) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partner without cause (also referred to as substantive kick-out rights) or (ii) substantive participating rights.

Our historical practice of nonconsolidation of TEPPCO was supported by the fact that TEPPCO’s partnership agreement allowed its unitholders to remove us as the general partner by at least a two-thirds vote of the outstanding limited partner units held by persons other than us and our affiliates. EITF 04-05 concludes that the rights to remove the general partner in a limited partnership are not substantive rights unless (among other things) the rights can be exercised by a vote of a simple majority of the voting interests held by the limited partners, excluding limited partnership interests held by the general partner(s) or entities under its common control. Based on this guidance, we will begin consolidating the financial statements of TEPPCO with those of our own beginning in 2006. See Note 3 for summarized balance sheet data of TEPPCO at December 31, 2005.

3. Investment in TEPPCO Partners, L.P.

The following table presents condensed consolidated balance sheet date for TEPPCO at December 31, 2005 (in thousands):

Current assets	$899,129
Property, plant and equipment, net	1,960,068
Equity investments	359,656
Intangible assets	376,908
Other assets	84,777
Total assets	$3,680,538

Current liabilities	$937,211
Long-term debt	1,525,021
Other liabilities and deferred credits	16,936
Partners’ equity:
Limited partners	1,262,846
General partner	(61,487)
Accumulated other comprehensive income	11
Total partners’ equity	1,201,370
Total liabilities and partners’ equity	$3,680,538

We are the general partner of TEPPCO. At December 31, 2005, our equity account balance in TEPPCO was a deficit of $61.5 million. This negative balance does not represent an asset to TEPPCO nor does it represent an obligation on our part to contribute cash or other property to TEPPCO. Our general partner equity account at TEPPCO generally consists of our cumulative share of TEPPCO’s earnings less any cash distributions that it has paid us plus any amounts we have contributed to TEPPCO. During 2005, we were allocated $47.6 million (representing 29.3%) of TEPPCO’s net income and received $73.2 million in cash distributions from TEPPCO.

Capital Accounts, as defined in TEPPCO’s partnership agreement, are maintained for TEPPCO’s general and limited partners. The Capital Account provisions of TEPPCO’s partnership agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in TEPPCO’s financial statements. Under TEPPCO’s partnership agreement, we are required to make additional capital contributions to TEPPCO upon the issuance of any additional limited partner units by TEPPCO if necessary to maintain a Capital Account balance equal to 1.999999% of the total Capital Accounts of all partners. At December 31, 2005, our Capital Account balance at TEPPCO substantially exceeded this requirement.

TEPPCO allocates its net income between us and the limited partners in the same proportion as aggregate cash distributions made to us and the limited partners during the period. This is generally consistent with the manner of allocating net income under TEPPCO’s partnership agreement. Net income determined under TEPPCO’s partnership agreement, however, incorporates principles established for U.S. federal income tax purposes and is not comparable to net income reflected under GAAP in TEPPCO’s financial statements.

The cash distributions that TEPPCO pays during a period may exceed its net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us as general partner in our sole discretion. Cash distributions in excess of net income allocations and capital contributions during the years ended December 31, 2005 and 2004, resulted in a deficit in our equity account balance at December 31, 2005 and 2004. Future cash distributions which exceed net income will result in an increase in the deficit balance in our investment balance in TEPPCO.

According to TEPPCO’s partnership agreement, in the event of TEPPCO’s dissolution, after satisfying its liabilities, the remaining assets would be divided among the limited partners and us generally in the same proportion as Available Cash, but calculated on a cumulative basis over the life of the partnership. After all allocations are made between the partners of TEPPCO, if a deficit balance still remains in our equity account, we would not be required to make whole any such deficit.

4. Litigation-related contingencies

On occasion, we are named as a defendant in litigation relating to our business activities. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity. The following information summarizes our significant litigation-related contingencies at December 31, 2005.

In the fall of 1999 and on December 1, 2000, we and TEPPCO were named as defendants in two separate lawsuits in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et al. v. Texas Eastern Corporation, et al. (including the Company and TEPPCO) and Gilbert Richards and Jean Richards v. Texas Eastern Corporation, et al. (including the Company and TEPPCO). In both cases, the plaintiffs contend, among other things, that TEPPCO and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water. They further contend that the release caused damages to the plaintiffs. In their complaints, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages. On January 27, 2005, we and TEPPCO entered into Release and Settlement Agreements with the McCleery plaintiffs and the Richards plaintiffs dismissing all of these plaintiffs’ claims on terms that did not have a material adverse effect on our financial position, results of operations or cash flows. Although we did not settle with all plaintiffs and we therefore remain named parties in the Ryan E. McCleery and Marcia S. McCleery, et al. v. Texas Eastern Corporation, et al. action, a co-defendant has agreed to indemnify us for all remaining claims asserted against us. Consequently, we do not believe that the outcome of these remaining claims will have a material adverse effect on our financial position, results of operations or cash flows.

In May 2003, we were named as a defendant in a lawsuit styled John R. James, et al. v. J Graves Insulation Company, et al. as filed in the first Judicial District Court, Caddo Parish, Louisiana. There are numerous plaintiffs identified in the action that are alleged to have suffered damages as a result of alleged exposure to asbestos-containing products and materials. According to the petition and as a result of a preliminary investigation, we believe that the only claim asserted against us results from one individual for the period from July 1971 through June 1972, who is alleged to have worked on a facility owned by our predecessor. This period represents a small portion of the total alleged exposure period from January 1964 through December 2001 for this individual. The individual’s claims involve numerous employers and alleged job sites. We have been unable to confirm our involvement or our predecessors with the alleged location, and it is uncertain at this time whether this case is covered by insurance. Discovery is planned, and we intend to defend ourselves vigorously against this lawsuit. The plaintiffs have not stipulated the amount of damages that they are seeking in this suit. TEPPCO will reimburse us for any costs we incur related to this lawsuit. We cannot estimate the loss, if any, associated with this pending lawsuit. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

5. Subsequent Events

Significant related-party transactions between TEPPCO and other affiliates of EPCO

Affiliates of EPCO control the Company, which manages the business and affairs of TEPPCO. Since December 31, 2005, several important projects have been announced involving Enterprise Products Partners L.P. and its subsidiaries (collectively, “Enterprise”) and TEPPCO. Affiliates of EPCO control the general partner of Enterprise. A discussion of each of these projects follows.

Jonah Expansion. In February 2006, Enterprise and TEPPCO entered into a letter of intent related to the formation of a joint venture to expand TEPPCO’s Jonah Gas Gathering System (“the Jonah system”) located in the Green River Basin in southwestern Wyoming. The proposed expansion of the Jonah system would increase the natural gas gathering and transportation capacity of the Jonah system from 1.5 billion cubic feet per day (“Bcf/d”) to 2.0 Bcf/d.

The letter of intent stipulates that Enterprise will be responsible for all activities related to the construction of the expansion of the Jonah system, including advancing of all expenditures necessary to plan, engineer and construct the expansion project. The letter of intent states that total funds needed for this project are estimated to be $200 million. We expect that the expansion assets will be placed in service in late 2006. The amounts Enterprise advances to complete the expansion of the Jonah system will constitute a subscription for an equity interest in the proposed joint venture. TEPPCO has the option to return to Enterprise up to 100% of the amounts Enterprise advances (i.e., the subscription amounts). If TEPPCO returns any portion of the subscription to Enterprise, the relative interests of Enterprise and TEPPCO in the new joint venture would be adjusted accordingly. The proposed joint venture arrangement will terminate without liability to either party if TEPPCO returns 100% of the advances Enterprise makes in connection with the expansion project, including carrying costs and expenses.

Wyoming Gas Processing Projects. On March 31, 2006, Enterprise purchased from TEPPCO the Pioneer natural gas processing plant located in Opal, Wyoming and the rights to process natural gas originating from the Jonah and Pinedale fields in the Greater Green River Basin in Wyoming for $38 million in cash.